Exhibit 10.9

Execution Version

THIRD AMENDED AND RESTATED

CRUDE OIL TREATING AGREEMENT

consisting of the

THIRD AMENDED AND RESTATED

AGREEMENT TERMS AND CONDITIONS RELATING TO

CRUDE OIL TREATING SERVICES

taken together with the applicable

THIRD AMENDED AND RESTATED

AGREEMENT ADDENDUM

now or in the future effective

i

ii

Section 17.8	Preparation of Agreement	30
Section 17.9	Severability	30
Section 17.10	Counterparts	30
Section 17.11	Confidentiality	30

EXHIBITS

EXHIBIT A	RESERVED
EXHIBIT B	RESERVED
EXHIBIT C	RESERVED
EXHIBIT D	INSURANCE

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THIRD AMENDED AND RESTATED

AGREEMENT TERMS AND CONDITIONS RELATING TO

CRUDE OIL TREATING SERVICES

These THIRD AMENDED AND RESTATED AGREEMENT TERMS AND CONDITIONS RELATING TO CRUDE OIL TREATING SERVICES (these “Agreement Terms and Conditions”) (i) shall be effective with respect to each signatory of each Agreement Addendum (defined below) as of the Effective Date (defined below) specified in the applicable Agreement Addendum, (ii) were last updated as of March 31, 2016, (iii) are incorporated into and made a part of each Agreement Addendum, and (iv) taken together with the applicable Agreement Addendum shall constitute one Agreement, separate and apart from any other Agreement governed by these Agreement Terms and Conditions.

Recitals:

A. Producer owns rights, title and interests in certain oil and gas leases and other interests located within the Dedication Area (defined below) that require services related to the treating and processing of hydrocarbons.

B. Producer wishes to obtain such treating and processing services from each Midstream Co (defined below) that executes and delivers an Agreement Addendum (defined below) pursuant to these Agreement Terms and Conditions, as modified by the applicable Agreement Addendum.

C. Producer desires to dedicate to the Individual System (as defined below) crude oil that (a) Producer Controls (defined below), (b) was produced within the Dedication Area (defined below), (c) Producer elects to deliver to the Third Party Truck Unload Facilities (defined below) and (d) requires processing and additional treatment.

D. Each Midstream Co that executes and delivers an Agreement Addendum owns and operates an Individual System that processes and treats crude oil.

Agreements:

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein, the mutual agreements in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Midstream Co, and Producer hereby agree as follows:

Article 1

Definitions

Section 1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Adequate Assurance of Performance” has the meaning given to it in Section 10.3.

“Adjustment Year” has the meaning given to it in Section 6.2(a)(ii).

Third Amended and Restated Crude Oil Treating Agreement

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. The following sentence shall not apply to the term “Affiliate” as used in Section 2.2(b) or the definition of “Conflicting Dedication”: Producer and its subsidiaries (other than OpCo and its subsidiaries), on the one hand, and OpCo and its subsidiaries, on the other, shall not be considered Affiliates of each other for purposes of this Agreement.

“Agreement” means the applicable Agreement Addendum taken together with these Agreement Terms and Conditions, as modified by such Agreement Addendum.

“Agreement Addendum” means each Agreement Addendum by and between a Producer and a Midstream Co that expressly states that it is governed by these Agreement Terms and Conditions. “Agreement Addenda” shall be the collective reference to each Agreement Addendum then in effect.

“Agreement Terms and Conditions” has the meaning given to it in the introductory paragraph.

“Barrel” means a quantity consisting of forty-two Gallons.

“BS&W” means basic sediment and water.

“Business Day” means a Day (other than a Saturday or Sunday) on which federal reserve banks are open for business.

“Claiming Party” has the meaning given to it in the definition of Force Majeure.

“Communications” has the meaning given to it in Section 17.2.

“Conditional Amount” has the meaning given to it in Section 10.1(a).

“Conflicting Dedication” means any polishing, processing or treating agreement, commitment, or arrangement (including any volume commitment) that requires Producer’s owned or Controlled Product to be polished, processed or treated in any polishing, processing or treating facility other than the System, including any such agreement, commitment, or arrangement burdening properties hereinafter acquired by Producer in the Dedication Area. A right of first refusal in favor of an entity other than Original Producer, OpCo, or any of their Affiliates shall be deemed to be a “Conflicting Dedication” if Affiliates of Original Producer are prohibited from providing Services pursuant to the applicable agreement creating such right of first refusal.

“Control” (including the term “Controlled”) means (a) with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise and (b) with respect to any Product, such Product produced from the Dedication Area and owned by a Third Party or an Affiliate and with respect to which Producer has the contractual right or obligation (pursuant to a marketing, agency, operating, unit, or similar agreement) to market such Product and Producer elects or is obligated to market such Product on behalf of the applicable Third Party or Affiliate.

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“Credit-Worthy Person” means a Person with a senior unsecured and credit-unenhanced long term debt rating equivalent to A- or better as determined by at least two rating agencies, one of which must be either Standard & Poor’s or Moody’s (or if either one or both are not available, equivalent ratings from alternate rating sources reasonably acceptable to Midstream Co).

“Day” means a period of time from 7:00 a.m. Mountain Time on a calendar day until 7:00 a.m. Mountain Time on the succeeding calendar day. The term “Daily” shall have the correlative meaning.

“Dedicated Production” means (a) Product owned by Producer or an Affiliate of Producer and produced from a Well within the Dedication Area that is operated by Producer or an Affiliate under the Control of Producer, (b) Reserved, (c) Product produced within the Dedication Area that is owned by a Third Party and under the Control of Producer and (d) Purchased Dedicated Production, in each case, that (1) Producer elects to Tender to the Third Party Truck Unload Facilities and (2) requires processing and additional treatment. Notwithstanding the foregoing, (i) any Product that was released pursuant to the Releases of Dedication shall not be included in this definition of “Dedicated Production,” (ii) any Product that is permanently released pursuant to Section 2.4(a) or otherwise shall cease to be included in this definition of “Dedicated Production” immediately upon the effectiveness of such permanent release, and (iii) in the event of an assignment by a Producer (“X”) to an assignee (“Y”) that is permitted under Article 16, any Product that is so assigned shall cease to be included in X’s Dedicated Production and shall solely be included in Y’s Dedicated Production as of the effective date of such assignment.

“Dedicated Properties” means the interests held by Producer or its Affiliates in the oil and gas leases, mineral interests, and other similar interests as of the Effective Date or acquired by Producer or its Affiliates after the Effective Date that relate to land within the Dedication Area. Notwithstanding the foregoing, (a) any interest that was released pursuant to the Releases of Dedication shall not be included in this definition of “Dedicated Properties,” (b) any interest that is permanently released pursuant to Section 2.4(a) or otherwise shall cease to be included in this definition of “Dedicated Properties” immediately upon the effectiveness of such permanent release and (c) in the event of an assignment by a Producer (“X”) to an assignee (“Y”) that is permitted under Article 16, any interest that is so assigned shall cease to be included in X’s Dedicated Properties and shall solely be included in Y’s Dedicated Properties as of the effective date of such assignment.

“Dedications” means the Product Dedication and the Real Property Dedication together, and “Dedication” means the Product Dedication or the Real Property Dedication, as applicable.

“Dedication Area” means the Dedication Area described in the applicable Agreement Addendum. Notwithstanding the foregoing, (a) any acreage that was released pursuant to the Releases of Dedication shall not be included in this definition of “Dedication Area,” (b) any acreage that is permanently released pursuant to Section 2.4(a) or otherwise shall cease to be included in this definition of “Dedication Area” immediately upon the effectiveness of such permanent release and (c) in the event of an assignment by a Producer (“X”) to an assignee (“Y”)

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that is permitted under Article 16, any acreage that is so assigned shall cease to be included in X’s Dedication Area and shall solely be included in Y’s Dedication Area as of the effective date of such assignment.

“Delivery Point” means the point at which custody transfers from Midstream Co to or for the account of Producer. The custody transfer point may include (a) the tailgate of the Individual System or (b) any other point as may be mutually agreed between the Parties. The Delivery Points for each Individual System in existence on the Effective Date shall be set forth in writing between Producer and Midstream Co, and additional points may become Delivery Points hereunder upon mutual agreement of the Parties.

“Downstream Facility” means (a) any pipeline or pipeline storage facility downstream of any Delivery Point from the Individual System or Third Party Truck Unload Facility, or (b) a crude oil processing facility downstream of any Delivery Point (i) to which Producer has dedicated, or in the future elects to dedicate, any Dedicated Production for processing, or (ii) at which Producer has arranged for Dedicated Production to be processed further prior to delivery to a pipeline described in part (a) above.

“Effective Date” has the meaning given to it in the applicable Agreement Addendum.

“Escalation Percentage” means 2.50%.

“Flash Gas” means any gas that has been vaporized from Product resulting from the treating of Product in the Individual System pursuant to this Agreement.

“Force Majeure” means an event that is not within the reasonable control of the Party claiming suspension (the “Claiming Party”), and that by the exercise of reasonable due diligence the Claiming Party is unable to avoid or overcome in a reasonable manner. To the extent meeting the foregoing requirements, Force Majeure includes: (a) acts of God; (b) wars (declared or undeclared); (c) insurrections, hostilities, riots; (d) floods, droughts, fires, storms, storm warnings, landslides, lightning, earthquakes, washouts; (e) industrial disturbances, acts of a public enemy, acts of terror, sabotage, blockades, epidemics; (f) arrests and restraints of rulers and peoples; (g) civil disturbances; (h) explosions, breakage or accidents to machinery or lines of pipe; (i) hydrate obstruction or blockages of any kind in lines of pipe; (j) freezing of wells or delivery facilities, partial or entire failure of wells, and other events beyond the reasonable control of the Claiming Party that affect the timing of production or production levels; (k) (reserved); (l) action or restraint by any Governmental Authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent commercially reasonable, such action or restraint), (m) delays or failures by a Governmental Authority to grant Permits applicable to the System (or any Individual System) so long as the Claiming Party has used its commercially reasonable efforts to make any required filings with such Governmental Authority relating to such Permits, and (n) delays or failures by the Claiming Party to obtain easements and rights of way, surface leases and other real property interests related to the System (or any Individual System) from Third Parties, so long as the Claiming Party has used its commercially reasonable efforts to obtain such easements and rights of way, surface leases and other real property interests. The failure of a Claiming Party to settle or prevent a strike or other labor dispute with employees shall not be considered to be a matter within such Claiming Party’s control.

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“Gallon” means one U.S. Standard gallon.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory (including self-regulatory) or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Group” means (a) with respect to Midstream Co, the Midstream Co Group, and (b) with respect to Producer, the Producer Group.

“Increase in Fee” has the meaning given to it in Section 6.2(b).

“Individual Fee” means the aggregate of the Individual Vertical Fee and the Individual Horizontal Fee set forth on the applicable Agreement Addendum.

“Individual Horizontal Fee” means the Monthly rate for making Services available to horizontal Relevant Wells at a particular Individual System, as set forth opposite the heading “Individual Horizontal Fee” on the applicable Agreement Addendum.

“Individual System” means each Product polishing, processing or treating facility owned by Midstream Co described on the applicable Agreement Addendum.

“Individual Vertical Fee” means the Monthly rate for making Services available to vertical Relevant Wells at a particular Individual System, as set forth opposite the heading “Individual Horizontal Fee” on the applicable Agreement Addendum.

“Initial Term” has the meaning given to it in Section 8.1.

“Interest Rate” means, on the applicable date of determination, the prime rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition, or if such rate is no longer published in such publication or such publication ceases to be published, then as published in a similar national business publication as mutually agreed by the Parties) plus an additional two percentage points (or, if such rate is contrary to any applicable Law, the maximum rate permitted by such applicable Law).

“Invoice Month” has the meaning given to it in Section 10.1(a)

“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Losses” means any actions, claims, causes of action (including actions in rem or in personam), settlements, judgments, demands, liens, encumbrances, losses, damages, fines, penalties, interest, costs, liabilities, expenses (including expenses attributable to the defense of any actions or claims and attorneys’ fees) of any kind or character, including Losses for bodily

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injury, death, or property damage, whether under judicial proceedings, administrative proceedings or otherwise, and under any theory of tort, contract, breach of contract, breach of representation or warranty (express or implied) or by reason of the conditions of the premises of or attributable to any Person or Person or any Party or Parties.

“Midstream Co” means the Original Midstream Co, together with its permitted successors and assigns, including any Midstream Co Assignee.

“Midstream Co Assignee” means any Third Party to whom Midstream Co assigns its rights and obligations in accordance with this Agreement.

“Midstream Co Group” means Midstream Co, its Affiliates, and the directors, officers, employees, and agents, of Midstream Co and its Affiliates; provided that all subsidiaries of OpCo that do not hold equity in Midstream Co shall be excluded from this definition.

“Month” means a period of time from 7:00 a.m. Mountain Time on the first Day of a calendar month until 7:00 a.m. Mountain Time on the first Day of the next succeeding calendar month. The term “Monthly” shall have the correlative meaning.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its statistical rating business.

“OpCo” means Noble Midstream Services, LLC, together with its permitted successors and assigns.

“Original Midstream Co” means the entity identified as the “Midstream Co” in the applicable Agreement Addendum as of the Effective Date.

“Original Producer” means Noble Energy, Inc.

“Party” or “Parties” with respect to each Agreement Addendum, shall mean the applicable Producer and the applicable Midstream Co. Unless expressly stated otherwise, references to “Parties” shall not refer to all parties to all Agreements governed hereby. Rather, references to “Parties” shall refer only to such Parties as determined by the applicable Agreement Addendum.

“Permits” means any permit, license, approval, or consent from a Governmental Authority.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

“Processed Crude Oil” means Product that has been processed or treated at an Individual System.

“Producer” means the Original Producer, together with its permitted successors and assigns, including any Producer Assignee.

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“Producer Assignee” means any Person to whom Original Producer or any subsequent Producer sells, assigns, or otherwise transfers acreage subject to the Dedications.

“Producer Group” means Producer, its Affiliates, and the directors, officers, employees, and agents of Producer and its Affiliates.

“Producer Processed Crude Oil” means the Processed Crude Oil allocable to or for the account of Producer.

“Product” means the crude oil produced from oil or gas wells, in its natural form, after initial separation and storage in lease storage tanks, which may include associated water and Flash Gas naturally produced therewith.

“Product Dedication” means the dedication and commitment made by Producer pursuant to Section 2.1(a).

“Purchased Dedicated Production” means Product produced by a Third Party that either (i) has been purchased by Producer or (ii) the Parties have mutually agreed should be considered “Dedicated Production”.

“Real Property Dedication” means the dedication and commitment made by Producer pursuant to the first sentence in Section 2.1(b).

“Receipt Point” means the point at which custody transfers from Producer (or the operator of the applicable Third Party Truck Unload Facility or related facilities) to Midstream Co as set forth in writing between Producer and Midstream Co. Additional points may become Receipt Points hereunder upon mutual agreement of the Parties.

“Redetermination Deadline” has the meaning given to it in Section 6.2(a)(ii).

“Redetermination Proposal” has the meaning given to it in Section 6.2(a)(i).

“Redetermined Individual Fee” has the meaning given to it in Section 6.2(a)(i).

“Reimbursed Amount” has the meaning given to it in Section 10.1(a).

“Release Conditions” has the meaning given to it in Section 2.4(a).

“Releases of Dedication” means those certain releases of dedication, executed by and among Original Producer, OpCo and certain of OpCo’s subsidiaries, pursuant to Section 2.4(a) prior to August 26, 2016.

“Relevant Wells” means, with respect to any Month, those Wells that are producing in paying quantities during such Month and are capable of delivering Product to or for the account of Producer at one or more storage tanks or other storage facilities from which such Product is ultimately trucked. In the event Producer is operating wells within Weld County, Colorado that would satisfy the definition of “Relevant Well” if such wells were located within the Dedication Area (for purposes of this sentence, the “additional wells”), and Producer in its good faith judgment believes that such additional wells may require the Services provided hereunder, then such additional wells will also be Relevant Wells.

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“Rules” has the meaning given to it in Section 17.6.

“Services” means: (i) the receipt of Product Tendered by or on behalf of Producer at the Receipt Points; (ii) the polishing, processing and treating of such Product, as needed, to meet the quality specifications of the applicable Delivery Point; and (iii) the redelivery of Producer Processed Crude Oil at the applicable Delivery Points (as nominated by Producer and in such quantities as specified in Section 5.3(a)).

“Services Fee” means, collectively, the fees described in Section 6.1.

“Standard & Poor’s” means Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., or any successor to its statistical rating business.

“State” means the state in which the Individual System is located.

“System” means all Individual Systems described in all of the Agreement Addenda.

“Tender” means the act of Producer’s making Product available or causing Product to be made available to the System at a Receipt Point. “Tendered” shall have the correlative meaning.

“Term” has the meaning given to it in Section 8.1.

“Third Party” means any Person other than a Party to this Agreement or any Affiliate of a Party to this Agreement.

“Third Party Assignment” has the meaning given to it in Section 16.1(a).

“Third Party Truck Unload Facilities” means the truck unload facilities that are owned by Third Parties and at which Product is unloaded for subsequent delivery into the System or into a Downstream Facility.

“Transaction Document” means each agreement entered into pursuant to the agreement terms and conditions related to gas gathering services, agreement terms and conditions related to oil gathering services, agreement terms and conditions related to produced water services, agreement terms and conditions related to gas processing services, agreement terms and conditions related to crude oil treating services, and agreement terms and conditions related to fresh water services, now or in the future existing between Producer and Midstream Co.

“Well” means a well (i) for the production of hydrocarbons, (ii) that is located in the Dedication Area, (iii) in which Producer owns an interest, and (iv) for which Producer has a right or obligation to market Product produced thereby through ownership or pursuant to a marketing, agency, operating, unit, or similar agreement.

“Year” means a period of time from January 1 of a calendar year through December 31 of the same calendar year; provided that the first Year shall commence on the Effective Date and run through December 31 of that calendar year, and the last Year shall commence on January 1 of the calendar year and end on the Day on which this Agreement terminates.

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Section 1.2 Other Terms.

Other capitalized terms used in this Agreement and not defined in Section 1.1 above have the meanings ascribed to them throughout this Agreement.

Section 1.3 References and Rules of Construction.

All references in this Agreement to Exhibits, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import refer to this Agreement as a whole, including the applicable Agreement Addendum and all Exhibits, Appendices, and other attachments to these Agreement Terms and Conditions and the applicable Agreement Addendum, all of which are incorporated herein, and not to any particular Exhibit, Appendix, Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.” The word “or” shall mean “and/or” unless a clear contrary intention exists. The word “from” means from and including, the word “through” means through and including, and the word “until” means until but excluding. All references to “$” or “dollars” shall be deemed references to United States dollars. The words “will” and “shall” have the same meaning, force, and effect. Each accounting term not defined herein will have the meaning given to it under generally accepted accounting principles. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law, contract or other agreement mean such Law, contract or agreement as it may be amended, supplemented, released, revised, replaced, or otherwise modified from time to time.

Article 2

Product Dedication and Real Property Dedication

Section 2.1 Producer’s Dedications.

(a) Product Dedication. Subject to Section 2.2 through Section 2.4, during the Term, Producer exclusively dedicates and commits to deliver to Midstream Co under this Agreement all of the Dedicated Production.

(b) Real Property Dedication. Subject to Section 2.2 through Section 2.4, during the Term, Producer dedicates and commits the Dedicated Properties to Midstream Co for performance of the Services pursuant to this Agreement. Except for the Parties’ performance of their obligations under this Agreement, no further performance is required by either Party to effectuate the Real Property Dedication.

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Section 2.2 Conflicting Dedications.

(a) Notwithstanding anything in this Agreement to the contrary, Producer shall have the right to comply with (i) each of the Conflicting Dedications existing on the Effective Date or, in the case of a Producer Assignee, the effective date of such assignment, and (ii) any other Conflicting Dedication applicable as of the date of acquisition of any oil and gas leases, mineral interests, and other similar interests within the Dedication Area that are acquired by Producer after the Effective Date and otherwise would have become subject to the Dedications (but not any Conflicting Dedications entered into in connection with such acquisition). Producer shall have the right to comply with a Conflicting Dedication only until the first Day of the Month following the termination of such Conflicting Dedication. Producer shall not extend or renew any Conflicting Dedication and shall terminate each Conflicting Dedication as soon as permitted under the underlying contract without causing Producer to incur any costs or expenses deemed unreasonable or inappropriate in the opinion of Producer and shall not enter into any new Conflicting Dedication.

(b) Certain Conflicting Dedications contain rights of first refusal or other provisions that (i) entitle Producer to a release of acreage from such Conflicting Dedication if Producer dedicates the released acreage to a Third Party or (ii) expressly prohibit Producer from dedicating such released acreage to an Affiliate of Producer. As used herein, the term “Conflicting Dedication” shall include both the original right of first refusal (or similar right) and the dedication resulting from an exercise of such right of first refusal (or similar right) so long as the resulting dedication covers the same acreage as the original Conflicting Dedication.

(c) To the extent Producer claims that a Conflicting Dedication exists with respect to certain Services on specified Dedicated Properties, Midstream Co shall have the right to review the documentation creating such Conflicting Dedication, subject to confidentiality requirements applicable to such Conflicting Dedication.

Section 2.3 Producer’s Reservation. Producer reserves the following rights respecting Dedicated Production for itself:

(a) to operate (or cause to be operated) Wells producing Dedicated Production in its sole discretion, including the right to drill new Wells, repair and rework old Wells, temporarily shut in Wells, renew or extend, in whole or in part, any oil and gas lease or term mineral interest, or cease production from or abandon any Well or surrender any applicable oil and gas lease, in whole or in part, when no longer deemed by Producer to be capable of producing in paying quantities under normal methods of operation;

(b) in Producer’s sole discretion, to truck Product produced within the Dedication Area to any destination or market, provided that so long as Producer has the legal authority to direct the delivery location of such Product, any Product that, to the knowledge of Producer, requires treating or processing in order to be accepted into a Downstream Facility shall be trucked to a Third Party Truck Unload Facility that is serviced by the System; and

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(c) to pool, communitize or unitize Producer’s interests with respect to Dedicated Production.

Section 2.4 Releases from Dedication.

(a) Permanent Releases. Midstream Co shall permanently release from the Dedications: (i) any Dedicated Production from any Well or Dedicated Properties affected by one or more of the Release Conditions, (ii) any Dedicated Production that would have been delivered to Third Party Truck Unload Facilities affected by one or more of the Release Conditions, (iii) any Dedicated Properties affected by one or more of the Release Conditions and (iv) any Purchased Dedicated Production for which the Individual System has been affected by one or more of the Release Conditions. The “Release Conditions” are:

(i) Reserved;

(ii) Reserved;

(iii) expiration of the Term, as further described in Section 8.2;

(iv) written agreement of Producer and Midstream Co, and each Party shall consider in good faith any proposal by the other Party to permanently release any Dedicated Production or Dedicated Properties;

(v) the occurrence of a Force Majeure of the type described in clauses (l), (m) or (n) of the definition of “Force Majeure” affecting Midstream Co that continues for a period of 120 Days or more;

(vi) Midstream Co’s interruption or curtailment of receipts and deliveries of Product pursuant to Section 5.5 that continues for 90 Days or more;

(vii) a default by Midstream Co that remains uncured for 90 Days or more;

(viii) Producer’s rejection of any increase in the Individual Fee pursuant to Section 13.1(b);

(ix) Midstream Co’s suspension of Services pursuant to Section 13.2(a)(ii) that extends for the period of time stated in such Section; or

(x) Midstream Co’s election not to provide Services to a Producer Assignee pursuant to Section 16.1(a).

Producer may deliver any Dedicated Production released from the Dedications pursuant to this Section 2.4 to such other Persons as it shall determine.

(b) Temporary Release. Midstream Co shall temporarily release from the Dedications: (i) any Dedicated Production from any Well or Dedicated Properties affected by one or more of the Interruption Conditions, (ii) any Dedicated Production that would have been delivered to Third Party Truck Unload Facilities affected by one or more of the Interruption

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Conditions, (iii) any Dedicated Properties affected by one or more of the Interruption Conditions, and (iv) any Purchased Dedicated Production for which the Individual System has been affected by one or more of the Interruption Conditions. The “Interruption Conditions” are:

(i) the occurrence and continuation of an uncured default by Midstream Co;

(ii) Midstream Co’s interruption or curtailment of receipts and deliveries of Product pursuant to Section 5.5 that continues for a period of 30 consecutive Days; and

(iii) Until a permanent release is required under Section 2.4(a) or Section 13.2, Midstream Co’s suspension of Services pursuant to Section 13.2(a) (and, if Section 13.2(a)(i) applies, such temporary release shall continue at the discretion of Midstream Co, subject to the time limits set forth in Section 13.2(a)(i)).

Producer may make alternative arrangements for the polishing, processing and treating of any Dedicated Production temporarily released from the Dedications pursuant to this Section 2.4(b). To the extent that an interruption or curtailment can be limited to an Individual System, Midstream Co shall so limit such interruption or curtailment, and to the extent that Midstream Co does so limit such curtailment or interruption, the temporary release permitted by this Section 2.4(b) shall only apply to the affected Individual System. Such temporary release shall continue until the first Day of the Month after the Month during which Midstream Co cures the applicable default or the interruption, curtailment, or suspension of Services terminates; provided that, if Producer obtained temporary services from a Third Party (pursuant to a contract that does not give rise to a default under this Agreement) during the pendency of such default, interruption, curtailment or suspension, such release shall continue until the earlier of (A) the first Day of the Month that is six Months after the event or condition that gave rise to the interruption, curtailment or other temporary cessation has been corrected and (B) the first Day of the Month after the termination of the applicable contract with such Third Party.

(c) Evidence of Release. At the request of Producer, the Parties shall execute a release agreement reasonably acceptable to all Parties (which, in the case of a permanent release, shall be in recordable form) reflecting any release of Dedicated Production or Dedicated Properties pursuant to this Section 2.4.

Section 2.5 Covenants Running with the Land. Subject to the provisions of Section 2.3 and Section 2.4, each of the Dedications (a) is a covenant running with the Dedicated Properties, (b) touches and concerns Producer’s interests in the Dedicated Properties, and (c) shall be binding on and enforceable by Midstream Co and its successors and assigns. Except as set forth in Article 16, (i) in the event Producer sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Dedicated Properties, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be made subject to this Agreement and (ii) in the event Midstream Co sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Individual System, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be made subject to this Agreement. The Real Property Dedication is not an executory contract under Section 365 of Title 11 of the United States Code (11 U.S.C. § 365).

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Section 2.6 Recording of Agreement. Producer hereby authorizes Midstream Co to record a memorandum of the Agreement in the real property records of the counties in which the Dedication Area is located. Midstream Co and Producer agree that until Midstream Co provides notice to the contrary, all payment terms and pricing information shall remain confidential and be redacted from any filings in the real property records.

Article 3

Reserved

Article 4

Reserved

Article 5

Tender and Nomination

Section 5.1 Limitations on Service to Third Parties. Midstream Co shall obtain Original Producer’s consent prior to offering services on an Individual System to any Third Party, unless (a) Midstream Co is required by a Governmental Authority to offer service to a Third Party, in which case Midstream Co shall provide Producer prior notice of offering such service to such Third Party, (b) such Third Party has become a Producer hereunder by virtue of assignment of Dedicated Properties and Midstream Co has not declined to provide Services to such Producer Assignee pursuant to Section 16.1(a) or (c) Original Producer has ceased to deliver Product to the Third Party Truck Unload Facility that services the applicable Individual System.

Section 5.2 Tender of Dedicated Production. Subject to Section 5.3, (a) each Day during the Term, Producer shall Tender to the System all of the Dedicated Production that is produced within the Dedication Area and (b) Producer shall have the right to Tender to Midstream Co for Services under this Agreement Product that is not Dedicated Production so long as the applicable well is included as a Relevant Well (as described in the definition of “Relevant Well”) by Producer.

Section 5.3 Services; Service Standard.

(a) Services. Subject to this Section 5.3, Midstream Co shall (i) provide Services for all Product that is Tendered by Producer to Midstream Co at the applicable Third Party Truck Unload Facility, so long as the total Product volume for an Individual System is not greater than the current capacity of such Individual System (as such capacity may be limited by then-effective regulations), and (ii) redeliver to Producer or for the benefit of Producer at the relevant Delivery Point equivalent quantities of Processed Crude Oil, adjusted for any Product loss or gain incident to, or occasioned by, the processing, treating, polishing, and redelivery of Product. Midstream Co may, at its discretion accept additional volumes from Producer.

(b) Services Standard. Midstream Co shall own and operate the System and perform the Services in a good and workmanlike manner in accordance with standards customary in the industry.

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(c) Priority of Service. Midstream Co shall cause (i) Product delivered by Original Producer to have priority service on the System over Product of any Producer Assignee to the extent not in violation of applicable Law, and (ii) Product delivered by Producer to have priority service on the System over Product of any Third Party.

Section 5.4 Nominations, Scheduling and Curtailment. Nominations and scheduling of Product and Processed Crude Oil available for, and interruptions and curtailment of, Services under this Agreement shall be performed in accordance with the following provisions:

(a) Reserved.

(b) Reserved.

(c) Adjustments. Nothing contained in this Agreement shall preclude Midstream Co from taking reasonable actions necessary to adjust receipts or deliveries under this Agreement in order to maintain the operational integrity and safety of an Individual System.

Section 5.5 Suspension/Shutdown of Service.

(a) Shutdown. During any period when all or any portion of the Individual System is shut down (i) because of maintenance, repairs, or Force Majeure, (ii) because such shutdown is necessary to avoid injury or harm to Persons or property, to the environment or to the integrity of all or any portion of the Individual System, or (iii) because providing Services hereunder has become uneconomic as further described in Section 13.2, Midstream Co may interrupt or curtail receipts of Producer’s Product and the Product of other producers as set forth herein. In such cases, Midstream Co shall have no liability to Producer (subject to Section 11.1(b)) for its failure to receive Product, except to the extent such shutdown is caused by the negligence, gross negligence or willful misconduct of Midstream Co. If Midstream Co is required to so interrupt or curtail receipts of Product, Midstream Co will advise (by telephone, following up by writing, which writing may be in the form of electronic mail) Producer of such interruption or curtailment as soon as practicable or in any event within twenty-four hours after the occurrence of such event.

(b) Planned Curtailments and Interruptions.

(i) Midstream Co shall have the right to curtail or interrupt receipts and deliveries of Product for brief periods to perform necessary maintenance of and repairs or modifications to the Individual System; provided, however, that to the extent reasonably practicable, Midstream Co shall coordinate its maintenance, repair and modification operations with the operations of Producer and, in any case, will use its reasonable efforts to schedule maintenance, repair and modification operations so as to avoid or minimize to the greatest extent possible service curtailments or interruptions.

(ii) Midstream Co shall provide Producer (x) with 30 Days prior notice of any upcoming normal and routine maintenance, repair and modification projects that Midstream Co has planned that would result in a curtailment or interruption of Producer’s deliveries and the estimated time period for such curtailment or interruption and (y) with

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six Months prior notice of any maintenance (A) of which Midstream Co has knowledge at least six Months in advance and (B) that is anticipated to result in a curtailment or interruption of Producer’s deliveries for five or more consecutive Days.

Section 5.6 Marketing and Transportation. As between the Parties, Producer shall be solely responsible, and shall make all necessary arrangements at and downstream of the Delivery Points, for the receipt, further transportation, and marketing of Producer’s owned and Controlled Processed Crude Oil. Midstream Co shall have no liability for any operations or activities upstream or downstream of the Individual System.

Section 5.7 No Prior Flow of Product in Interstate Commerce. Producer represents and warrants that at the time of Tender, none of the Product delivered at a Receipt Point hereunder has flowed in interstate commerce.

Section 5.8 Downstream Delivery Points. Midstream Co shall use its commercially reasonable efforts to maintain, and shall act as a reasonable and prudent operator in maintaining, all interconnect and operating agreements with Third Parties reasonably necessary to facilitate the redelivery of Producer Processed Crude Oil to Producer at the Delivery Points.

Section 5.9 Meetings. Midstream Co and its representatives shall have the right to meet not less frequently than Monthly with one or more representatives of Producer. At all such meetings, the Parties shall exchange updated information concerning the Dedicated Production, the performance of the Services, and other related matters.

Article 6

Fees

Section 6.1 Fees. Producer shall pay Midstream Co each Month in accordance with the terms of this Agreement, for all Services made available to Producer, whether or not Producer elects to deliver volumes to a Third Party Truck Unload Facility during such Month, an amount, for each Individual System, equal to the sum of (i) the product of (x) the Relevant Wells that are horizontal multiplied by (y) the applicable Individual Horizontal Fee, (ii) the product of (x) the Relevant Wells that are vertical multiplied by (y) the applicable Individual Vertical Fee and (iii) an amount equal to Producer’s allocated portion of the actual costs incurred by Midstream Co for electricity required to provide Services, such allocation to be based upon the aggregate quantities of Product received by Midstream Co. During any Month the Individual System is unavailable to provide Services, the Services Fee due pursuant to this Section 6.1 shall be reduced in proportion to the number of days in such Month the Individual System was unavailable.

Section 6.2 Fee Adjustments.

(a) Redetermination.

(i) Redetermination Proposal. Between November 1 and December 31 of any Year, Midstream Co shall prepare and deliver to Producer for its review and comment a written proposal (each, a “Redetermination Proposal”) to redetermine each Individual Fee

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(unless the Parties mutually agree not to redetermine any particular Individual Fee) in accordance with this Section 6.2(a). Each Redetermination Proposal shall include relevant supporting documentation and shall take into account future items including operating revenue projections and all estimated operating expenses that Midstream Co believes will be necessary to provide the applicable Services; provided that a redetermined Individual Fee as agreed to by the Parties (a “Redetermined Individual Fee”) shall not recoup the difference between (A) estimated operating expenses or revenues and (B) actual operating expenses or revenues for periods prior to the effective date of such Redetermined Individual Fee. The Parties may agree to redetermine a particular Individual Fee without obligation to agree to redetermine any other Individual Fee.

(ii) Subsequent Redetermination Timing. Any Redetermined Individual Fee agreed to by the Parties on or prior to the last Business Day of February of the applicable Adjustment Year (“Redetermination Deadline”) shall become effective as of the first Day of the Month following the Month in which agreement has been reached. If the Parties fail to agree upon a redetermination of any Individual Fee set forth in the applicable Redetermination Proposal on or prior to the Redetermination Deadline, such Individual Fee shall remain in effect without redetermination pursuant to this Section 6.2(a). For purposes of this Section 6.2(a)(ii), the Year immediately after the Year during which a Redetermination Proposal is delivered is herein the “Adjustment Year”.

(b) Annual Escalation. Effective as of July 1 of each Year, the Individual Fee will be increased by multiplying the then-applicable Individual Fee by the Escalation Percentage (herein, the “Increase in Fee”) and adding the then-applicable Individual Fee to the Increase in Fee; provided that Reimbursed Amounts shall not be subject to this Section 6.2(b). Such annual increase to the Individual Fee shall become effective on July 1 of the applicable Year, even if such Individual Fee was redetermined pursuant to Section 6.2(a), with an effective date during the same Year.

Section 6.3 Treatment of Byproducts, Fuel and Related Matters. No separate fee shall be chargeable by Midstream Co and no refund or reduction in the Individual Fee shall be chargeable by or owed to Producer for the hydrocarbons or services described in this Section 6.3, except as described in Section 6.3(d).

(a) Reserved.

(b) Flash Gas. To the extent that any Flash Gas is recovered from the Product, Midstream Co may elect to use Flash Gas as fuel to operate the Individual System or to generate electricity for the operation of the Individual System pursuant to Section 6.3(d). If Midstream Co does not use Flash Gas for such purposes, Midstream Co shall dispose of such Flash Gas in a commercially reasonable manner (including incinerating such Flash Gas or collecting such Flash Gas for processing, in the sole discretion of Midstream Co). Any Flash Gas derived from the Product shall be de minimis. If the amounts of Flash Gas recovered are consistently more than de minimis quantities, the Parties shall agree in writing to a methodology for addressing such Flash Gas.

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(c) Reserved.

(d) System Fuel. Producer, at its sole cost and expense, shall procure all fuel required to operate the Individual System or to generate electricity for the operation of the Individual System and arrange for transportation of such fuel to the Individual System.

Article 7

Quality Specifications

Section 7.1 Quality Specifications.

(a) Each Individual System will be operated as an independent and distinct facility, and as such, Product received from Producer at each Receipt Point shall conform to the quality specifications set forth in this Section 7.1, provided that the following may be varied or adjusted as described in this Section 7.1 or by express language set forth in writing signed by both Parties. These specifications may be applied to each Barrel of Producer’s nomination and not be limited to the composite sample of the nomination.

Crude Oil
API Gravity, º API	33 – 65
Sulfur Content, Weight %	<= 0.45
BS&W	<= 3.0%

(b) (i) The Reid vapor pressure of the Product shall not exceed ten pounds (10 lbs.) at one hundred degrees Fahrenheit (100ºF); (ii) the true vapor pressure of the Product shall not result in non-compliance with federal, state or local regulations by Midstream Co or by pipelines downstream of the Delivery Point; and (iii) Product shall not contain or have been contaminated by the presence of any excessive deleterious substances, including, but not limited to, metals, chlorinated or oxygenated hydrocarbons, hydrogen sulfide, or salt.

(c) All Product delivered by Producer to Midstream Co shall have a maximum temperature of one hundred twenty degrees (120º) Fahrenheit at the Receipt Point.

(d) From time to time, Midstream Co may require that Producer furnish certified laboratory reports showing the results of quality tests on the Product tendered for gathering. Midstream Co may also from time to time obtain samples for laboratory analysis to check compliance with the specifications cited above.

(e) If Producer’s Product delivered to the Receipt Points complies with such quality specifications, then all Producer Processed Crude Oil redelivered at the Delivery Points by Midstream Co to Producer shall meet the quality specifications applicable at the relevant Delivery Points. Midstream Co may commingle Product received into the Individual System with other Product shipments and, subject to Midstream Co’s obligation to redeliver to Producer at the Delivery Points Producer Processed Crude Oil that satisfies the applicable quality specifications of the Delivery Points, (i) such Product shall be subject to such changes in quality, composition and other characteristics as may result from such commingling, (ii) Midstream Co

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shall have no other obligation to Producer associated with changes in quality of Product as the result of such commingling and (iii) Midstream Co shall have the right to change the quality specifications to comply with any changes in the Downstream Facility specifications.

Section 7.2 Reserved .

Section 7.3 Indemnification Regarding Quality. PRODUCER SHALL RELEASE, PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS MIDSTREAM CO GROUP FROM AND AGAINST ALL LOSSES DIRECTLY OR INDIRECTLY ARISING OUT OF, IN CONNECTION WITH OR IN ANY MANNER ATTRIBUTABLE TO THE FAILURE OF THE PRODUCT DELIVERED BY PRODUCER TO THE INDIVIDUAL SYSTEM TO MEET THE QUALITY SPECIFICATIONS SET FORTH HEREIN, INCLUDING DISPOSAL COSTS, DAMAGE TO OR SUSTAINED BY THE INDIVIDUAL SYSTEM (INCLUDING THE EQUIPMENT AND COMPONENT PARTS), COSTS EXPENDED BY MIDSTREAM CO OR ANY OF ITS AFFILIATES TO RETURN THE INDIVIDUAL SYSTEM AND RELATED FACILITIES TO SERVICES, CLAIMS OF OTHER PRODUCERS ON THE INDIVIDUAL SYSTEM, CLAIMS OF OWNERS OF ALL DOWNSTREAM FACILITIES AND CLAIMS OF ALL PERSONS WHO ULTIMATELY USE THE NON-CONFORMING PRODUCT DELIVERED BY PRODUCER AND THE COSTS OF ALL REGULATORY OR JURISDICTIONAL PROCEEDINGS. MIDSTREAM CO’S TAKING OF NON-CONFORMING PRODUCT SHALL NOT RELIEVE PRODUCER OF ITS OBLIGATIONS UNDER THIS SECTION 7.3.

Article 8

Term

Section 8.1 Term. The term of this Agreement commenced on January 1, 2015, which is the original effective date of the Parties’ agreement regarding the matters set forth herein, and this Agreement shall remain in effect until January 1, 2030 (the “Initial Term”) and thereafter on a Year to Year basis until terminated by Midstream Co or Producer effective upon the expiration of the Initial Term or the expiration of any Year thereafter upon notice no less than 90 Days prior to the expiration of the Initial Term or the expiration of any Year thereafter (such period of time, the “Term”).

Section 8.2 Effect of Termination or Expiration of the Term. Upon the termination of the Term, this Agreement shall forthwith become void and the Parties shall have no liability or obligation under this Agreement, except that (a) the termination of this Agreement shall not relieve any Party from any expense, liability or other obligation or remedy therefor that has accrued or attached prior to the date of such termination, (b) the provisions of Section 7.3,this Section 8.2, Article 15 and Section 17.1 through Section 17.10 shall survive such termination and remain in full force and effect indefinitely, (c) and Section 10.4 and Section 17.11 shall survive such termination and remain in full force and effect for the period of time specified in such Sections.

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Article 9

Title and Custody

Section 9.1 Title. A nomination of Product by Producer shall be deemed a warranty of title to such Product by Producer, or a warranty that Producer Controls the Product and has the right to deliver such Product for polishing, processing and treating under this Agreement. Title to Product shall not transfer to Midstream Co by reason of Midstream Co’s performance of the Services.

Section 9.2 Custody. From and after Producer’s delivery of its owned or Controlled Product to Midstream Co at the Receipt Points, and, until Midstream Co’s redelivery of Producer Processed Crude Oil to or for Producer’s account at the applicable Delivery Points, as between the Parties, Midstream Co shall have custody and control of, and be responsible for, such Product and Producer Processed Crude Oil. In all other circumstances, as between the Parties, Producer shall be deemed to have custody and control of, and be responsible for, such Product and Processed Crude Oil.

Article 10

Billing and Payment

Section 10.1 Statements.

(a) Ordinary Course. Midstream Co shall submit invoices to Producer on or before the 25th Day after the end of a Month (the “Invoice Month”). Each invoice shall be accompanied by supporting information for all amounts charged by such invoice. All amounts owed for Services provided during an Invoice Month shall be reflected on the applicable invoice for such Invoice Month; provided that to the extent any amount appearing on an invoice is in respect of an amount paid by Midstream Co to a Third Party (collectively, the “Reimbursed Amount”), or the calculation of such amount is contingent on information provided by a Third Party (collectively, the “Conditional Amount”), such Reimbursed Amount and Conditional Amount, shall be reflected on an invoice within 90 Days after the end of the Month in which such Reimbursed Amount was paid by Midstream Co.

(b) Information from Producer. On or before the 10th Day after the end of the applicable Invoice Month, Producer shall deliver to Midstream Co a listing of each Relevant Well producing in paying quantities during such Invoice Month and such listing shall designate each such Relevant Well as either vertical or horizontal. Midstream Co shall be entitled to rely on such listing of Relevant Wells for purposes of invoicing and determining the Service Fee, and upon Midstream Co’s reasonable request therefor, Producer shall provide supporting documentation to substantiate such listing.

(c) Detail. Midstream Co shall cause its invoices and supporting information to include information reasonably sufficient to explain and support any charges reflected therein.

(d) Reserved.

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(e) One Invoice; Netting. To the extent that Midstream Co and Producer are party to this Agreement and one or more other Transaction Documents, one invoice may be delivered in respect of all amounts owing under such Transaction Documents. The Parties shall net all undisputed amounts due and owing or past due and owing arising under the Transaction Documents to which Producer and Midstream Co are parties such that the Party owing the greater amount shall make a single payment of the net amount to the other Party. No amounts owing to or by any Midstream Co may be set off against amounts owing to or by any other Midstream Co. No amounts owing to or by any Producer may be set off against amounts owing to or by any other Producer. To the extent possible, all fee adjustments set forth in Article 6 shall be accomplished by setoff or netting.

Section 10.2 Payments.

(a) Unless otherwise agreed by the Parties, all invoices under this Agreement shall be due and payable in accordance with each invoice’s instructions on or before the later of the 30th Day of each Month and the 10th Day after receipt of the invoice or, if such Day is not a Business Day, then on the next Business Day. All payments by Producer under this Agreement shall be made by electronic funds transfer to the account designated by Midstream Co. Any amounts not paid by the due date will be deemed delinquent and, with respect to amounts owed to Midstream Co, will accrue interest at the Interest Rate, such interest to be calculated from and including the due date but excluding the date the delinquent amount is paid in full.

(b) If Producer, in good faith, disputes the amount of any invoice of Midstream Co, Producer will pay Midstream Co such amount, if any, that is not in dispute and shall provide Midstream Co notice, no later than 30 Days after the date that payment of such invoice would be due under Section 10.2(a), of the disputed amount accompanied by reasonable documentation to support Producer’s dispute. If Producer fails to provide notice of dispute within such 30-Day period, then Producer shall be deemed to have waived its right to dispute the applicable invoice, except for a dispute following an audit conducted in accordance with Section 10.4. Following Midstream Co’s receipt of such dispute notice, Producer and Midstream Co shall endeavor in good faith to resolve such dispute, and if the Parties are unable to resolve such dispute within a reasonable time, such dispute may be resolved in accordance with Section 17.6 of this Agreement. Upon resolution of the dispute, any required payment shall be made within 15 Days after such resolution, and, if such amount shall be paid to Midstream Co, such amount shall be paid along with interest accrued at the Interest Rate from and including the due date but excluding the date paid.

Section 10.3 Adequate Assurances. If (a) Producer fails to pay according to the provisions hereof and such failure continues for a period of 5 Business Days after written notice of such failure is provided to Producer, (b) Producer is not the Original Producer or (c) Midstream Co has reasonable grounds for insecurity regarding the performance by Producer of any obligation under this Agreement, then Midstream Co, by notice to Producer, may, singularly or in combination with any other rights it may have, demand Adequate Assurance of Performance from Producer. “Adequate Assurance of Performance” means, at the option of Producer, any of the following, (x) advance payment in cash by Producer to Midstream Co for Services to be provided under this Agreement in the following Month or (y) delivery to Midstream Co by Producer of an irrevocable standby letter of credit or a performance bond, in

20	Third Amended and Restated Crude Oil Treating Agreement

form and substance reasonably acceptable to Midstream Co, issued by a Credit-Worthy Person, in an amount equal to not less than the aggregate proceeds due from Producer under Section 10.1 for the prior 2-Month period. Promptly following the termination of the condition giving rise to Midstream Co’s reasonable grounds for insecurity or payment in full of amounts outstanding, as applicable, Midstream Co shall release to Producer the cash, letter of credit, bond or other assurance provided by Producer (including any accumulated interest, if applicable, and less any amounts actually applied to cover Producer’s obligations hereunder).

Section 10.4 Audit. Each Party has the right, at its sole expense and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to the provisions of the Transaction Documents. The scope of such examination will be limited to the 24 Months preceding the date such notice of audit, statement, charge or computation was presented. No Party may conduct more than one audit (taking all Transaction Documents to which Producer is a party together) of another Party during any Year (except that, if a Party is in default hereunder, additional audits may be conducted during the continuance of such default). If any such examination reveals any inaccuracy in any statement or charge, the necessary adjustments in such statement or charge and the payments necessitated thereby shall be made within 60 Days of resolution of the inaccuracy. This provision of this Agreement will survive any termination of this Agreement for the later of (a) a period of 24 Months from the end of the Year in which the date of such termination occurred or (b) until a dispute initiated within the 24 Month period is finally resolved, in each case for the purpose of such statement and payment objections.

Article 11

Remedies

Section 11.1 Suspension of Performance; Temporary Release from Dedication.

(a) Suspension by Midstream Co as Remedy for Payment Default. If Producer fails to pay any invoice rendered under Article 10, such failure is not due to a good faith dispute by Producer in accordance with Section 10.2(b), and such failure is not remedied within 5 Business Days after Producer’s receipt of written notice of such failure from Midstream Co, Midstream Co shall have the right, at its sole discretion, to (i) suspend performance (including withholding any payments that are owed by Midstream Co to Producer, and such withheld amounts shall not be subject to setoff under Section 10.1(e)) under this Agreement until such amount, including interest at the Interest Rate, is paid in full or (ii) continue performing the Services under this Agreement, and, acting in a commercially reasonable manner, sell any Product delivered by Producer to the Receipt Points on Producer’s behalf, and use the proceeds therefrom to reimburse Midstream Co for any amounts due and owing to Midstream Co, and, at Producer’s election, either (y) remit any excess amounts received under such sale to Producer or (z) reduce the Services Fee due from Producer to Midstream Co for the following Month by the amount of such excess.

(b) Additional Suspensions as Remedies. If a Party fails to perform or comply with any material warranty, covenant or obligation (other than as provided in Section 11.1(a)) contained in this Agreement and such failure has not been remedied within 60 Days after its receipt of written notice from the other Party of such failure, then the non-defaulting Party shall

21	Third Amended and Restated Crude Oil Treating Agreement

have the right to suspend performance of its obligations under this Agreement that are affected by such failure or non-compliance (including withholding any payments that are owed to the other Party, and such withheld amounts shall not be subject to netting or setoff under Section 10.1(e)); provided that Producer may not withhold any payments that are owed to Midstream Co for Services actually performed by Midstream Co.

(c) Specific Performance and Declaratory Judgments. Damages in the event of breach of this Agreement by a Party hereto may be difficult, if not impossible, to ascertain. Therefore, each Party, in addition to and without limiting any other remedy or right it may have, will have the right to seek a declaratory judgment and will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any Party from pursuing any other rights and remedies at law or in equity that such Party may have.

Section 11.2 No Election. In the event of a default by a Party under this Agreement, the other Party shall be entitled in its sole discretion to pursue one or more of the remedies set forth in this Agreement, or such other remedy as may be available to it under this Agreement, at Law or in equity, subject, however, to the limitations set forth in Section 11.3 and Article 15. No election of remedies shall be required or implied as the result of a Party’s decision to avail itself of a remedy under this Agreement.

Section 11.3 DIRECT DAMAGES. A PARTY’S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR CONDITION CONTAINED IN THIS AGREEMENT OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES AND SHALL NOT INCLUDE ANY OTHER LOSS OR DAMAGE, INCLUDING INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, PRODUCTION, OR REVENUES, AND EACH PARTY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR LOSS OR DAMAGE OTHER THAN ACTUAL DIRECT DAMAGES; PROVIDED THAT THIS LIMITATION TO DIRECT DAMAGES SHALL NOT LIMIT THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER Section 7.3, AND Article 15.

Article 12

Force Majeure

Section 12.1 Force Majeure. If either Midstream Co or Producer is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations under this Agreement and such Party gives notice (which notice may initially be delivered orally so long as written notice is delivered as soon as reasonably practicable thereafter) and reasonably full details of the event (including the nature, extent, effect, and likely duration of the event or circumstances constituting the Force Majeure event) to the other Party as soon as practicable after the occurrence of the event, then, during the pendency of such Force Majeure, but only during that period, the obligations of the Party affected by the event shall be canceled or suspended, as applicable, to the extent required; provided, however, that notwithstanding anything in the

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foregoing to the contrary, no Party shall be relieved from any indemnification obligation or any obligation to make payments, as the result of Force Majeure, regardless of which Party is affected; provided further that if the Force Majeure impacts only a particular Individual System, then the suspension of obligations described in this sentence shall apply only to the applicable Individual System and not to the obligations owing in connection with the rest of the System. The Party affected by Force Majeure shall use commercially reasonable efforts to remedy the Force Majeure condition with all reasonable dispatch, shall give notice to the other Party of the termination of the Force Majeure, and shall resume performance of any suspended obligation promptly after termination of such Force Majeure.

Section 12.2 Extension Due to Force Majeure. If a Party is unable to meet any deadline set forth herein as a result of a Force Majeure, then provided that such Party complies with the provisions of Section 12.1, such deadline shall be extended for a period of time equal to the period of time during which such Party is delayed due to the Force Majeure.

Article 13

Change in Law and Scope

Section 13.1 Changes in Applicable Law.

(a) If any new Laws are enacted or amended or any new interpretations in respect of previously existing Laws are issued after the Effective Date that require Midstream Co to make capital expenditures with respect to the System, then Midstream Co may propose an increase to the applicable Individual Fee as may be necessary or appropriate to preserve and continue for the Parties the rights and benefits originally contemplated for the Parties by this Agreement; provided, however, that no increase to the applicable Individual Fee pursuant to this Section 13.1 shall be applicable unless and until, in the reasonable judgment of Midstream Co, Midstream Co would be required to make capital expenditures with respect to the System in order to comply with such new Law that materially and adversely affects the economics of the Services provided, fees received, or the other economic benefits of this Agreement for Midstream Co.

(b) Producer shall accept or reject, in its sole discretion, Midstream Co’s proposed increase to the Individual Fee within 30 Days after receiving such proposal from Midstream Co. If Producer fails to provide notice of such acceptance or rejection within such 30-Day period, then Producer shall be deemed to have accepted such increase. If Producer rejects the amount of the proposed increase, then Midstream Co shall release the Wells, Receipt Points, and Dedicated Production that would have been affected by such increase in accordance with Section 2.4(a)(viii). The Parties will amend, update, or revise the applicable Agreement Addendum in accordance with this Agreement to reflect any changes in the applicable Individual Fees agreed to in accordance with this Section 13.1.

(c) Producer and Midstream Co shall use their commercially reasonable efforts to comply with new and amended applicable Laws and new interpretations of existing Laws.

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Section 13.2 Unprofitable Operations and Rights of Termination.

(a) Cessation of Services. If, in the sole discretion of Midstream Co, (i) the polishing, processing or treating of Product at any Individual System, or (ii) the delivery of Processed Crude Oil to any Delivery Point, under this Agreement, is or becomes uneconomical due to its volume, quality, or for any other cause, then Midstream Co shall not be obligated to provide the applicable Services so long as such condition exists.

(i) If Midstream Co suspends Services under this Section 13.2(a) as a result of Producer’s (A) negligence, willful misconduct, or breach of this Agreement, or (B) delivery of Product that fails to meet the quality specifications required by Section 7.1, then Midstream Co may resume providing such Services at any time, upon two months’ advance written notice delivered to Producer, and the affected Wells, facilities, Receipt Points, and Dedicated Production shall only be permanently released as a result of suspension under this clause by mutual agreement of the Parties under Section 2.4(a)(iv).

(ii) If Midstream Co suspends Services under this Section 13.2(a) for any reason other than as specified in clause (i) above and (x) such suspension continues for six consecutive Months or (y) Midstream Co delivers notice to Producer that such suspension shall be permanent, then the applicable Wells, facilities, Receipt Points, and Dedicated Production shall be permanently released as specified in Section 2.4(a)(ix).

(b) Reserved.

(c) Start of Suspension of Services. Midstream Co shall cause any suspension of Services permitted by this Section 13.2 to commence on the first Day of a Month and not on any other Day.

(d) Supporting Documentation. As soon as Midstream Co determines that continuing to provide Services at existing facilities has been rendered uneconomic, Midstream Co shall communicate the same to Producer. Such notice shall be delivered to Producer at least 60 Days in advance of any proposed curtailment under this Section 13.2 and such notice shall be accompanied by documentation supporting its claim that certain Services have become uneconomical. Nothing in this Section 13.2(d) shall give Producer a right to consent to a suspension under this Section 13.2.

(e) No Obligation to Drill or Operate. Nothing herein shall be construed to require Producer to drill any Well or to continue to operate any Well that a prudent operator would not in like circumstances drill or continue to operate.

Article 14

Regulatory Status

Section 14.1 Non-Jurisdictional System. The Services being provided by Midstream Co hereunder are intended to be processing and treatment services, and no Governmental Authority currently establishes the rates or terms of service relating to the Services. This Agreement is subject to all valid present and future Laws of Governmental Authorities now or hereafter having jurisdiction over the Parties, this Agreement, the Services performed, or the

24	Third Amended and Restated Crude Oil Treating Agreement

System. It is the intent of the Parties that no Governmental Authority shall alter any provisions in the Agreement in such a way that would have the effect of altering the economic benefits of either Party, as originally contemplated under this Agreement. The Parties shall (a) vigorously defend and support in good faith the enforceability of this Agreement and the continuance, without alternation, of the Services in any and all proceedings before any Governmental Authority in which this Agreement is subject to review and (b) not initiate or support, either directly or indirectly, any challenge with any Governmental Authorities to the rates provided herein or any other modification to this Agreement that would alter the economic benefits of a Party as originally contemplated under this Agreement.

Section 14.2 Government Authority Modification. Notwithstanding the provisions of Section 14.1, if the rates are changed or required to be changed or any other modification to this Agreement that alters the economic benefits of a Party, as originally contemplated under this Agreement, in response to any order, regulation, or other mandate of a Governmental Authority, then no such change or modification shall constitute a breach or other default under the terms of this Agreement, and the Parties shall negotiate in good faith to enter into such amendments to this Agreement or a separate arrangement in order to give effect, to the greatest extent possible, the economic benefit as originally contemplated in this Agreement. If, in the reasonable opinion of Midstream Co’s counsel, a Governmental Authority’s regulation of Midstream Co’s results in (a) Midstream Co not having the same economic benefits as originally contemplated under this Agreement or (b) Midstream Co’s or any of its Affiliate’s pipelines becoming subject to additional legal requirements or regulation, and the Parties have not mutually agreed as to how to mitigate or alleviate the foregoing, then Midstream Co shall have the right, without liability, to terminate this Agreement.

Article 15

Indemnification and Insurance

Section 15.1 Reciprocal Indemnity. To the fullest extent permitted by applicable Law and except as otherwise set forth in Section 7.3:

(a) Producer Indemnification. Producer shall release, protect, defend, indemnify and hold harmless Midstream Co Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Producer or any member of Producer Group in any way arising out of or relating to this Agreement, directly or indirectly. THIS RELEASE, DEFENSE AND INDEMNITY OBLIGATION SHALL APPLY REGARDLESS OF FAULT OF MIDSTREAM CO GROUP OR ANY OTHER PERSONS.

(b) Midstream Co Indemnification. Midstream Co shall release, protect, defend, indemnify and hold harmless Producer Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Midstream Co or any member of Midstream Co Group in any way arising out of or relating to this Agreement, directly or indirectly. THIS RELEASE, DEFENSE AND INDEMNITY OBLIGATION SHALL APPLY REGARDLESS OF FAULT OF PRODUCER GROUP OR ANY OTHER PERSONS.

25	Third Amended and Restated Crude Oil Treating Agreement

(c) Regardless of Fault. AS USED IN THE PRECEDING TWO SUBCLAUSES, THE PHRASE “REGARDLESS OF FAULT” SHALL MEAN, WITH RESPECT TO ANY LOSS THAT IS CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, OR OTHERWISE), STRICT LIABILITY, OR OTHER FAULT, OF ANY MEMBER OF MIDSTREAM CO GROUP OR THE PRODUCER GROUP, WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF AND WITHOUT LIMITATION OF SUCH LOSS AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION.

Section 15.2 Indemnification Regarding Third Parties. Each Party shall release, protect, defend, indemnify and hold the other Party harmless against any Loss by a Third Party that is not a member of the Producer Group or Midstream Co Group, to the extent such Loss (a) is caused by the negligence or willful misconduct of said indemnifying Party or such Party’s Group, or (b) in the case of Producer as indemnifying Party, results from claims by a Third Party of title, rights, or encumbrances in or to Product delivered by Producer to a Receipt Point.

Section 15.3 Penalties. Producer shall release, protect, defend, indemnify, and hold harmless Midstream Co from any Losses resulting from penalties imposed by a Downstream Facility in any transportation contracts or service agreements associated with, or related to, Producer’s owned or Controlled Product, including any penalties imposed pursuant to the Downstream Facility’s tariff.

Section 15.4 Insurance. Midstream Co and Producer shall (a) carry and maintain no less than the insurance coverage set forth in Exhibit D, and (b) cause such insurance to be (i) the primary coverage without any right of contribution from any other insurance held by the other Party to the extent of the insured Party’s indemnification obligations hereunder, and (ii) written and endorsed to include waivers of all subrogation rights of the insurers against Midstream Co and its Group (in the case of Producer’s insurance) or Producer and its Group (in the case of Midstream Co’s insurance). Unless Producer is Original Producer, Producer shall also cause the insurance carried and maintained by it pursuant to this Section 15.4 to be endorsed to name Midstream Co and its Group as additional insureds or provide blanket additional insured status that covers Midstream Co and its Group as additional insureds, except in the case of worker’s compensation insurance. Any insurance provided by OpCo on behalf of Midstream Co that comports with this Section 15.4 shall be deemed to satisfy these requirements.

Article 16

Assignment

Section 16.1 Assignment of Rights and Obligations under this Agreement.

(a) Assignment. Except as specifically otherwise provided in this Agreement, no Party shall have the right to assign its rights and obligations under this Agreement (in whole or in part) to another Person except with the prior consent of Midstream Co (in the case of an assignment by Producer) or Producer (in the case of an assignment by Midstream Co), which consent may be withheld at such Party’s sole discretion. Notwithstanding the foregoing, Producer may assign its rights and obligations under this Agreement to any Person to whom Producer assigns or transfers an interest in any of the Dedicated Properties insofar as this

26	Third Amended and Restated Crude Oil Treating Agreement

Agreement relates to such Dedicated Properties without the consent of Midstream Co; provided that (A) such Person assumes in writing the obligations of Producer under this Agreement insofar as it relates to the portion of the Dedicated Properties so assigned or transferred, such writing shall take the form of an Agreement Addendum, executed by the applicable Midstream Co and the Producer Assignee (and others, if appropriate) and such writing shall be recorded in the real property records of the counties in which the Dedication Area is located, (B) such assignment is made subject to this Agreement, (C) if such assignment or transfer is made to an Affiliate of Original Producer, the Original Producer shall not be released from any of its obligations under this Agreement, and (D) if such transfer or assignment is to a Person that is not an Affiliate of Original Producer (a “Third Party Assignment”): (1) the Original Producer shall be released from its obligations under this Agreement with respect to the Dedicated Properties so assigned or transferred, (2) at least thirty (30) Days prior to the closing date of the Third Party Assignment (or, if the period between signing and closing is less than thirty (30) Days, as early as possible and in no event less than two Business Days prior to the closing of the Third Party Assignment), Producer shall have provided Midstream Co with notice of the closing date of the Third Party Assignment, and (3) prior to or on the closing date of the Third Party Assignment, the Producer Assignee shall deliver to Midstream Co (x) a copy of the writing pursuant to which the Third Party Assignment is occurring, and (y) documentation of any Conflicting Dedication affecting any Product of the Producer Assignee that would otherwise be considered Dedicated Production. Notwithstanding the foregoing, if the addition of facilities, or any modification, expansion or alteration of any Individual System or any facilities, is required, necessary or convenient (in the opinion of Midstream Co) to accept, measure, account for, or treat Product from, and otherwise provide the Services to, Producer Assignee, then Midstream Co, may elect, in its sole discretion, not to make such addition, modification, expansion or alteration, and not to provide the applicable Services with respect to Dedicated Properties so assigned or transferred under this Section 16.1(a). If Midstream Co elects not to make such addition, modification, expansion or alteration, Midstream Co shall notify Producer of its election prior to the closing date of the Third Party Assignment and the Services associated with the Dedicated Properties so assigned or transferred shall cease on the closing date of such Third Party Assignment, and Midstream Co shall execute and deliver, pursuant to Section 2.4(a)(x), a release of all of the Dedicated Properties and Dedicated Production so assigned or transferred under this Section 16.1(a). At Midstream Co’s election, such release may be delivered either to the Producer selling the applicable acreage or to Producer Assignee, in either case, substantially concurrently with Midstream Co’s cessation of Services.

(b) Notice; Binding Effect. Within 30 Days prior to the date of execution of a permitted assignment by Producer, Producer shall give Midstream Co notice of any assignment of this Agreement or Dedicated Properties. Midstream Co shall give Producer written notice of any assignment of this Agreement within 30 Days after the date of execution of such permitted assignment. This Agreement shall be binding upon and inure to the benefit of the respective permitted successors and assigns of the Parties. Any attempted assignment made without compliance with the provisions set forth in this Section 16.1 shall be null and void ab initio.

(c) Releases not Assignments. Any release of any of the Dedicated Properties from the Dedications pursuant to Section 2.4 shall not constitute an assignment or transfer of such Dedicated Properties for the purposes of this Article 16.

27	Third Amended and Restated Crude Oil Treating Agreement

Section 16.2 Pre-Approved Assignments. Each Party shall have the right without the prior consent of the others to (a) mortgage, pledge, encumber or otherwise impress a lien or security interest upon its rights and interest in and to this Agreement, and (b) make a transfer pursuant to any security interest arrangement described in (a) above, including any judicial or non-judicial foreclosure and any assignment from the holder of such security interest to another Person.

Section 16.3 Change of Control. Except as provided in Section 16.1, nothing in this Article 16 shall prevent Producer’s members or owners from transferring their respective interests (whether equity or otherwise and whether in whole or in part) in Producer and nothing in this Article 16 shall prevent Midstream Co’s members or owners from transferring their respective interests (whether equity or otherwise and whether in whole or in part) in Midstream Co. However, if a change of control of a Party gives rise to a reasonable basis for insecurity on the part of the other Party, such change of control may be the basis for a request of Adequate Assurance of Performance. Each member or owner of Producer or Midstream Co, as applicable, shall have the right to assign and transfer such member’s or owner’s interests (whether equity or otherwise and whether in whole or in part) in Producer or Midstream Co, as applicable, without restriction contained in this Agreement.

Article 17

Other Provisions

Section 17.1 Relationship of the Parties. The execution and delivery of an Agreement Addendum shall create a binding agreement between the Parties signatory thereto consisting of the terms set forth in such Agreement Addendum together with the terms set forth in these Agreement Terms and Conditions. The signatories of one Agreement Addendum shall not be bound to or otherwise in privity of contract with the signatories of any other Agreement Addendum, and the execution and delivery of each Agreement Addendum shall form a separate and distinct contract. This Agreement shall not be deemed or construed to create, a partnership, joint venture or association or a trust between Producer and Midstream Co or the persons party to any other Agreement Addendum. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

Section 17.2 Notices. Unless otherwise specified in the applicable provision, all notices, consents, approvals, requests, and other communications required or permitted to be given under this Agreement shall be in writing and delivered personally, or sent by bonded overnight courier, mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, return receipt requested, or, except in the case of notices of breach or default, sent by electronic mail (including with a PDF of the notice or other communication attached), in each case, addressed (i) if to Producer, at the address set forth on the applicable Agreement Addendum and (ii) if to Midstream Co, at the address set forth on the applicable Agreement Addendum; provided that in the case of any notice by electronic mail, such notice is confirmed by communication via another method permitted by this Section 17.2. Any notice, consent, approval, request, or other communication (“Communications”) given in accordance herewith shall be deemed to have been given when (a) actually received or rejected by the

28	Third Amended and Restated Crude Oil Treating Agreement

addressee in person or by courier, (b) (reserved), or (c) actually received or rejected by the addressee upon delivery by overnight courier or United States Mail, as shown in the tracking report or return receipt, as applicable. Communications may not be transmitted by electronic mail, except for ordinary course business communications that shall be deemed to be received, if transmitted during normal business hours on such Business Day, or if transmitted after normal business hours, on the next Business Day. Any Person may change their contact information for notice by giving notice to the other Party in the manner provided in this Section 17.2.

Section 17.3 Entire Agreement; Conflicts. This Agreement (consisting of these Agreement Terms and Conditions and the applicable Agreement Addendum) constitutes the entire agreement of Producer and Midstream Co pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of Producer and Midstream Co pertaining to the subject matter hereof. There are no warranties, representations, or other agreements between Producer and Midstream Co relating to the subject matter hereof except as specifically set forth in this Agreement, including the exhibits hereto, and no Party shall be bound by or liable for any alleged representation, promise, inducement, or statements of intention not so set forth.

Section 17.4 Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Person waiving compliance. No course of dealing on the part of any Party, or their respective officers, employees, agents, or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of Producer and Midstream Co under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 17.5 Amendment.

(b) This Agreement may be amended only by an instrument in writing executed (except as otherwise set forth in this Section 17.5) by Producer and Midstream Co and expressly identified as an amendment or modification.

(c) In the event of a conflict between (i) these Agreement Terms and Conditions or any exhibit to this agreement, on the one hand, and (ii) an applicable Agreement Addendum, on the other, the applicable Agreement Addendum shall control.

Section 17.6 Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction. Any dispute, controversy, or claim arising out of or relating to this Agreement shall be finally settled by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration then in effect (the “Rules”) by a sole arbitrator appointed in accordance

29	Third Amended and Restated Crude Oil Treating Agreement

with the Rules. The arbitrator is not empowered to award consequential, indirect, special, punitive or exemplary damages, and each Party irrevocably waives any damages in excess of actual damages. Arbitration shall be held in the English language in the State, and the decision of the arbitration panel shall include a statement of the reasons for such decision, and the award shall be final and binding on Producer and Midstream Co. Awards shall be final and binding on Producer and Midstream Co from the date they are made and judgment upon any award may be entered in any court having jurisdiction. The arbitrator shall apply the laws of the State, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction.

Section 17.7 Parties in Interest. Except for parties indemnified hereunder, nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind.

Section 17.8 Preparation of Agreement. The Parties and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Section 17.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, Producer and Midstream Co shall negotiate in good faith to modify this Agreement so as to effect the original intent of Producer and Midstream Co as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. A ruling of invalidity, illegality or unenforceability as to one Agreement shall only be applicable to that Agreement, not all the Agreements covered by these Agreement Terms and Conditions.

Section 17.10 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by electronic mail shall be deemed an original signature hereto; provided that the originals of any such electronically provided signatures shall be provided by the signatory, if requested by the other Party within a week of exchanging signatures.

Section 17.11 Confidentiality. All data and information exchanged by the Parties (other than the terms and conditions of this Agreement) and all pricing terms shall be maintained in strict and absolute confidence and no Party shall disclose, without the prior consent of the other Parties, any such data, information or pricing terms unless the release thereof is required by Law (including any requirement associated with an elective filing with a Governmental Authority) or the rules or regulations of any stock exchange on which any securities of the Parties, or any Affiliates thereof are traded. Nothing in this Agreement shall prohibit the Parties from disclosing whatever information in such manner as may be required by applicable Law; nor shall any Party be prohibited by the terms hereof from disclosing information acquired under this Agreement to any financial institution or investors providing or proposing financing to a Party,

30	Third Amended and Restated Crude Oil Treating Agreement

or to any Person proposing to purchase the equity in any Party or the assets owned by any Party. Notwithstanding the foregoing, the restrictions in this Section 17.11 will not apply to data or information that (i) is in the possession of the Person receiving such information prior to disclosure by the other Party, (ii) is or becomes known to the public other than as a result of a breach of this Agreement or (iii) becomes available to a Party a non-confidential basis from a source other than the other Party, provided that such source is not bound by a confidentiality agreement with, or other fiduciary obligations of confidentiality to, the other Party. This Section will survive any termination of this Agreement for a period of 24 Months from the end of the Year in which the date of such termination occurred.

(End of Agreement Terms and Conditions)

31	Third Amended and Restated Crude Oil Treating Agreement

EXHIBIT A

TO AGREEMENT TERMS AND CONDITIONS

RELATING TO OIL TREATING SERVICES

RESERVED

Exhibit A - Page 1	Third Amended and Restated Crude Oil Treating Agreement

EXHIBIT B

TO AGREEMENT TERMS AND CONDITIONS

RELATING TO OIL TREATING SERVICES

RESERVED

Exhibit B- Page 1	Third Amended and Restated Crude Oil Treating Agreement

EXHIBIT C

TO AGREEMENT TERMS AND CONDITIONS

RELATING TO OIL TREATING SERVICES

RESERVED

Exhibit C- Page 1	Third Amended and Restated Crude Oil Treating Agreement

EXHIBIT D

TO AGREEMENT TERMS AND CONDITIONS

RELATING TO OIL TREATING SERVICES

INSURANCE

Midstream Co and Producer shall (or, in the case of Midstream Co, Midstream Co may cause OpCo to) purchase and maintain in full force and effect at all times during the Term of this Agreement, at such Party’s sole cost and expense and from insurance companies that are rated (or whose reinsurers are rated) “A-VII” or better by AM Best or “BBB-” or better by Standard & Poor’s or an equivalent rating from another recognized rating agency, policies providing the types and limits of insurance indicated below, which insurance shall be regarded as a minimum and, to the extent of the obligations undertaken by such Party in this Agreement, shall be primary (with the exception of the Excess Liability Insurance and Workers’ Compensation) as to any other existing, valid, and collectable insurance. Each Party’s deductibles shall be borne by that Party.

A.	Where applicable, Workers’ Compensation and Employers’ Liability Insurance, in accordance with the statutory requirements of the State, and endorsed specifically to include the following:

1.	Employers’ Liability, subject to a limit of liability of not less than $1,000,000 per accident, $1,000,000 for each employee/disease, and a $1,000,000 policy limit.

The Workers’ Compensation and Employers’ Liability Insurance policy(ies) shall contain an alternate employer endorsement.

B.	Commercial General Liability Insurance, with limits of liability of not less than the following:

$2,000,000 general aggregate

$1,000,000 each occurrence, Bodily Injury or Property Damage Combined Single Limit

Such insurance shall include the following:

1.	Premises and Operations coverage.

2.	Contractual Liability covering the liabilities assumed under this Agreement.

3.	Broad Form Property Damage Liability endorsement, unless policy is written on November 1988 or later ISO form.

4.	Products and Completed Operations.

5.	Time Element Limited Pollution coverage.

Exhibit D - Page 1	Third Amended and Restated Crude Oil Treating Agreement

C.	If applicable, Automobile Liability Insurance, with limits of liability of not less than the following:

$1,000,000 Bodily Injury or Property Damage Combined Single Limit, for each occurrence.

Such coverage shall include hired and non-owned vehicles and owned vehicles where applicable.

D.	(Reserved)

E.	Excess Liability Insurance, with limits of liability not less than the following:

Limits of Liability - $10,000,000 Occurrence/Aggregate for Bodily Injury and Property Damage in excess of the coverage outlined in Paragraphs A, B, C and D.

The limits of coverage required in this Agreement may be met with any combination of policies as long as the minimum required limits are met.

Each Party to this Agreement shall have the right to acquire, at its own expense, such additional insurance coverage as it desires to further protect itself against any risk or liability with respect to this Agreement and operations and activities under this Agreement or related thereto. All insurance maintained by or on behalf of Producer or Midstream Co shall contain a waiver by the insurance company of all rights of subrogation in favor of the other Party.

Neither the minimum policy limits of insurance required of the Parties nor the actual amounts of insurance maintained by the Parties under their insurance program shall operate to modify the Parties’ liability or indemnity obligations in this Agreement.

A Party may self-insure the requirements in this Exhibit D if such Party is Controlled by Noble Energy, Inc. and, otherwise, if such Party or its parent is considered investment grade (S&P BBB- or equivalent or higher).

(End of Exhibit D)

Exhibit D - Page 2	Third Amended and Restated Crude Oil Treating Agreement